CLINIGENCE HOLDINGS and accountable healthcare america sign letter of intent to merge

ATLANTA, GA and FT. LAUDERDALE, FL − (BUSINESSWIRE) – November 12, 2019 – Clinigence Holdings, Inc. (“Clinigence” or the “Company”) (OTC: IGMBD), a pioneer in clinical data integration, clinical quality reporting and population health analytics, and Accountable Healthcare America, Inc. (“AHA”), a leading medical management platform company and provider network, today announced that they have signed a Letter of Intent (“LOI”) to combine the companies in a stock-for-stock merger transaction. The LOI was approved by the Boards of Directors of both companies.

Headquartered in Ft. Lauderdale, Florida and founded in 2017 by industry veterans with a combined 125 years of experience in the Medicare managed care space, AHA is a leading medical management platform company that currently owns and operates one of the most successful accountable care organizations with approximately 26,000 Medicare members through a network of over 65 providers. AHA provides a suite of services for its providers, including care coordination, high-risk care managers, documentation improvement and medical coding programs, medical management best practices programs, health management programs such as annual wellness visits and chronic care management, and performance improvement plans.

Clinigence Holdings, headquartered in Atlanta, Georgia, is a pioneer in clinical data integration, clinical quality reporting and population health analytics. The scalable, purpose-built Clinigence cloud-based platform, which is in use by multiple health plans, hospitals, independent practice associations/medical groups, accountable care organizations and physicians, and which currently has clinical and claims data on over 7 million patients, performs the following functions: the aggregation, integration and analysis of both clinical EHR and claims data, clinical and quality reporting such as HEDIS, STAR, GPRO and MIPS, gaps in care reporting, risk-stratification of patients, predictive analytics, reporting of utilization metrics such as Admits/1000, Beddays/1000, ER Visits/1000, pharmacy utilization analysis and also generates a dashboard for each physician that includes financial, quality and utilization metrics. The Company’s platform also includes its recently acquired HealthDatix assets, which include a cloud-based platform for annual wellness visits and chronic care management, as well as the BioDatix wearable device for remote patient monitoring.

The combination of the two companies, if it is consummated, would fuse one of the leading healthcare information technology companies with one of the leading medical management companies to form a unique, scalable operating platform that would be well positioned for the ongoing transition of U.S. healthcare from fee-for-service payments to value-based reimbursements, including full-risk, global capitation models. The platform would also address another major theme in U.S. healthcare: faced with mounting costs, shifting regulations and burdensome billing, reporting and technology requirements, many physicians and medical groups have been selling their practices to larger hospital systems. The strategy of the combined company would be to become one of the few, preeminent national medical groups by acquiring and/or operating medical groups, independent practice associations, accountable care organizations and individual practices, allowing providers to focus on providing the best quality of care to their patients.

Under the terms of the LOI, Clinigence will issue newly-issued shares of common stock, on a fully-diluted pro rata basis, to the equity holders of AHA in exchange for 100% of the outstanding equity securities of AHA by means of a reverse triangular merger in which a wholly owned subsidiary of Clinigence will merge with and into AHA, with AHA continuing as the surviving corporation under a name yet to be determined by both companies (the “Merger”). The former AHA equity holders would own 80% of Clinigence’s issued and outstanding common stock and the former Clinigence equity holders would own 20% of Clinigence’s issued and outstanding common stock, in each case on a fully-diluted, as converted basis as of immediately prior to the Merger (including options, warrants and other rights to acquire equity securities of Clinigence).

Warren Hosseinion, M.D., current Chairman of Clinigence, and Fred Sternberg, current CEO and Chairman of AHA, will serve as Co-CEO’s and Co-Executive Chairmen of the combined company. Jacob “Kobi” Margolin, current CEO of Clinigence, and Andrew Barnett, current Executive Vice President of Corporate Development of AHA, will serve as Co-Presidents. Mike Bowen, current CFO of AHA, will continue as CFO of the combined entity. Elisa Luqman, J.D., MBA, current CFO of Clinigence, will serve as Chief Operating Officer. Hymin Zucker, M.D., current Chief Medical Officer of AHA, will continue in this role and Lawrence Schimmel, M.D., current Chief Medical Officer of Clinigence, will serve as the Chief Medical Information Officer of the combined company. The Board of Directors will consist of nine directors: five directors from AHA and four directors from Clinigence. The majority of the board will consist of independent directors.

“The healthcare industry is in the midst of significant changes. Our proposed merger would address the current lack of sufficient, high-quality infrastructure to operate medical provider networks that would be able to succeed under value-based reimbursements, especially per member, per month capitated risk payments,” stated Warren Hosseinion, M.D., Chairman of the Board of Clinigence. “We look forward to this next, exciting phase of our growth as a public company, and as stated before, our goal is to seek to list our common stock on the Nasdaq Capital Market.”

“We are excited to announce this proposed strategic merger with Clinigence to create one of the leading technology-enabled population health management companies in the country. We expect to be an active participant in the consolidation of our industry,” stated Fred Sternberg, Chairman of the Board and CEO of AHA. “We believe that combining our two companies will give us the necessary scale, leadership, technology and intellectual capital to succeed in today’s U.S. healthcare delivery market.”

Proposed Merger Timeline and Listing of Common Stock on Nasdaq

Clinigence and AHA intend to sign a definitive merger agreement prior to December 31, 2019. Closing of the merger will be subject to certain closing conditions, including but not limited to a fairness opinion to be obtained by Clinigence, and requisite corporate approvals of Clinigence and AHA. Clinigence and AHA expect to close the merger during the first quarter of 2020. Clinigence intends to apply for listing on Nasdaq as soon as practicable after closing of the proposed merger with AHA.

Trading Symbol Update

The Company’s trading symbol is “CLNH”, although it is expected that “IGMBD” will remain the Company’s ticker until approximately November 29, 2019 to indicate the completion of the recent iGambit reverse merger and reverse stock split. In addition, the common stock is trading under a new CUSIP number: 18727D105.

A copy of the LOI in its entirety and the Form 8-K report may be accessed at www.sec.gov.

About Clinigence Holdings, Inc.

Clinigence Holdings, a fully reporting, publicly-held company, is a leading healthcare information technology company providing an advanced, cloud-based platform that enables healthcare organizations to provide value-based care and population health management. The Clinigence platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations. For more information, please visit www.clinigencehealth.com. Information on our website does not comprise a part of this press release.

About Accountable Healthcare America, Inc.

AHA is a privately held medical management platform company and provider network. For more information, please visit www.ahahealthcare.com. Information on our web-site does not comprise a part of this press release.

Safe Harbor

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to, economic conditions, dependence on management, dilution to shareholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, demand for products and services of the Company, newly developing technologies, its ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition, the inability of the Company to obtain or maintain the listing of the post-acquisition company’s ordinary shares on Nasdaq following the Merger, and the ability of the Company to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Clinigence Holdings, Inc.

Jacob “Kobi” Margolin

Chief Executive Officer

Via email at kobi.margolin@clinigencehealth.com